Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2021 Results

NEWARK, NJ — May 6, 2021: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported record revenue of $135.3 million and a loss per diluted share of $0.09 for the first quarter 2021.

CONSOLIDATED HIGHLIGHTS

(Throughout this release, 1Q21 results are compared to 1Q20 results unless otherwise noted)

●	Global RCEs served increased by 49,000 or 12.1% year over to year to 450,000. Global meters served increased by 40,000 or 7.6% year over to year to 572,000.

●	Consolidated revenue increased 30.1% to $135.3 million from $104.1 million driven by increased per meter consumption in domestic markets and by the consolidation of Orbit Energy during 4Q20.

●	Genie Retail Energy (GRE), Genie’s domestic retail energy supply business, generated income from operations of $1.2 million compared to $13.0 million in 1Q20. The 1Q21 results reflect a negative impact of approximately $13.0 million attributable to the impact of a severe winter storm and resultant spike in wholesale electricity rates in Texas.

●	Genie Renewables, formerly Genie Energy Services, generated income from operations of $0.6 million compared to $0.3 million in 1Q20 reflecting Genie’s ongoing diversification to higher margin solar solutions.

●	Consolidated loss from operations was $6.6 million compared to income from operations of $9.2 million in 1Q20. Consolidated Adjusted EBITDA* was negative $4.5 million compared to positive Adjusted EBITDA* of $10.3 million.

●	The net loss attributable to Genie Energy common stockholders was $2.4 million compared to net income of $5.5 million in 1Q20.

●	Genie purchased 146,720 shares of its Class B common stock at $5.76 per share in a private transaction following the quarter close.

COMMENTS OF MICHAEL STEIN, CEO

“As we discussed when we reported last quarter’s earnings, the first quarter was impacted by unusually severe weather events that led to massive spikes in wholesale electricity prices in Texas and Japan. The winter storms in Texas and Japan had an aggregate negative impact on income from operations of approximately $15.5 million. In Texas, where the negative impact of the storm this quarter was approximately $13.0 million, our industry has borne a disproportionate share of the financial burden. We remain hopeful that prospective legislation, regulatory changes and/or litigation will provide material relief.

“Genie Energy achieved record first quarter revenue. Our meter and RCE counts continued to climb, and absent the Texas storm’s impact, our domestic business would likely have achieved record income from operations and Adjusted EBITDA*. Additionally, Genie Renewables, formerly Genie Energy Services, continued to expand into higher margin solar solutions offerings and delivered its highest level of income from operations to date.

“After overcoming the challenges of the first quarter, we are well positioned for strong cash generation and continued growth as we look ahead to the balance of the year and beyond. Across our business, the best is yet to come.”

CONSOLIDATED RESULTS

Genie Energy Consolidated Results $ in millions, except EPS	1Q21	4Q20	1Q20	1Q21-1Q20 Change (%/$)
Revenue	$135.3	$102.9	$104.1	+30.1%
Gross profit	$17.5	$22.0	$28.9	(39.4)%
Gross margin percentage	13.0%	21.4%	27.8%	(1,480) BP
SG&A expense	$24.1	$22.7	$19.5	+23.6%
Stock-based compensation included in SG&A	$0.6	$(0.2)	$0.5	+$0.1
Depreciation and amortization	$1.3	$1.3	$0.8	+$0.5
Bad debt expense	$1.1	$1.5	$0.6	+$0.5
Impairment of assets	-	$0.4	$0.2	$(0.2)
(Loss) income from operations	$(6.6)	$(1.1)	$9.2	$(15.8)
Adjusted EBITDA*	$(4.5)	$0.7	$10.3	$(14.9)
Equity in the net loss in equity method investees**	$0.1	$0.3	$(0.4)	+$0.5
Provision for income taxes	$(0.5)	$(2.8)	$(2.6)	+$2.1
Net (loss) income attributable to Genie Energy common stockholders	$(2.4)	$(1.7)	$5.5	$(7.9)
(Loss) earnings per diluted share attributable to Genie Energy common stockholders	$(0.09)	$(0.06)	$0.20	$(0.29)
Net cash used in operating activities	$(10.0)	$(0.9)	$(2.7)	$(7.2)

*	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the ‘Reconciliation of Non-GAAP Financial Measures’ at the end of this release for an explanation of Adjusted EBITDA as well as for reconciliations to its most directly comparable GAAP measures.

**	To reflect Genie’s purchase of the outstanding interest in its Orbit Energy joint venture operating in the United Kingdom from its former joint venture partner, Genie began to consolidate Orbit's results in its financial reporting under the GRE International segment effective October 8, 2020. Prior to that date, Genie accounted for its investments in Orbit under the equity method of accounting. Revenue generated, and expenses incurred, were not reflected in segment revenue and operating expenses.

CUSTOMER BASE

Genie Energy’s global RCE and meter base increased year-over-year and sequentially driven by GRE International’s investment in customer acquisition, by customer acquisition programs focused on higher consumption per meter markets in the U.S. and by higher average per meter residential consumption driven by the COVID-induced shift to work from home. Genie Energy’s global RCE and meter totals, including operations in the U.S., Finland, Sweden, the U.K. and Japan for all periods presented, are provided in the chart below.

Global RCEs and Meters (in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Electricity RCEs	373	366	364	346	325
Natural gas RCEs	77	75	78	75	76
Total RCEs	450	440	442	421	401

Electricity meters	460	454	445	429	421
Natural gas meters	112	111	113	107	111
Total meters	572	565	558	536	532

SEGMENT RESULTS

Genie Retail Energy (GRE)

GRE’s financial results are summarized in the chart below:

GRE $ in millions	1Q21	4Q20	1Q20	1Q21-1Q20 Change (%/$)
Total revenue	$90.7	$69.9	$79.1	+14.6%
Electricity revenue	$73.4	$60.5	$63.1	+16.4%
Natural gas revenue	$17.3	$9.4	$16.1	+7.5%
Gross profit	$15.0	$17.9	$27.6	(45.8)%
Gross margin percentage	16.5%	25.5%	34.9%	(1,840) BP
SG&A expense	$13.8	$12.6	$14.6	(5.6)%
Depreciation and amortization	$0.1	$0.1	$0.1	NC
Bad debt expense	$0.4	$0.5	$0.5	$(0.2)
Income from operations	$1.2	$5.3	$13.0	$(11.8)
Adjusted EBITDA*	$1.5	$5.4	$13.3	$(11.8)

GRE – KPIs and take-aways:

●	Results in the quarter were materially impacted by Winter Storm Uri which led to spikes in the Texas grid’s wholesale electricity prices in February 2021. The Company estimates that the storm and associated regulatory surcharges had a net negative impact on income from operations of approximately $13.0 million compared to normalized operating conditions. Genie Energy had estimated that the impact would be $12.8 million when it reported fourth quarter 2020 results.

●	GRE’s customer base at March 31, 2021 increased to 347,000 RCEs from 330,000 RCEs a year earlier. Meters served decreased to 373,000 from 384,000. The changes resulted from Genie’s focus on meter acquisition opportunities in geographies with higher average consumption per meter and from higher per meter consumption in the past year due to COVID-related factors.

●	Gross meters added during 1Q21 totaled 62,000 compared to 69,000 in 1Q20 and 58,000 in 4Q20. The year over year decrease largely reflected the impact of COVID-related public health restrictions compared to the year ago quarter. The sequential increase was enabled by the relaxation of those restrictions in some jurisdictions and by the closing of an aggregation deal in 1Q21.

●	Average monthly churn increased to 4.9% from 4.7% in 1Q20 but decreased from 5.3% in 4Q20. Churn in the 4th quarter of 2020 was impacted by the expiration of an aggregation deal.

●	Electricity revenue increased to $73.4 million from $63.1 million in 1Q20 driven by higher average per meter consumption partly offset by lower revenue per kilowatt hour sold.

●	Income from operations decreased to $1.2 million from $13.0 million and Adjusted EBITDA* decreased to $1.5 million from $13.3 million in 1Q20.

●	Excluding the direct impact of the Texas weather event, but without adjustments for other market conditions, GRE’s Adjusted EBITDA* would have been approximately $14.5 million, a record quarter for the business.

Genie Retail Energy International (GRE International)

Genie began to consolidate Orbit's results in its financial reporting under the GRE International segment effective October 8, 2020 following our purchase of the outstanding interest in the venture. Prior to that date, Genie accounted for its investments in Orbit under the equity method of accounting. Revenue generated, and expenses incurred, were not reflected in segment revenue and operating expenses. However, Orbit Energy’s customers are included in counts of Genie Energy’s and GRE International’s customer bases for all periods presented.

GRE International $ in millions	1Q21	4Q20	1Q20	1Q21-1Q20 Change (%/$)
Total revenue	$42.2	$31.8	$7.0	+506.7%
Electricity revenue	$30.3	$23.4	$6.9	+339.1%
Natural gas revenue	$11.8	$8.3	-	+$11.8
Gross profit (loss)	$1.4	$4.4	$(0.3)	+$1.7
Gross margin percentage	3.4%	14.0%	(4.1)%	+760 BP
SG&A expense	$8.1	$7.4	$2.2	+$5.9
Depreciation & amortization	$1.2	$1.1	$0.5	+$0.7
Bad debt	$0.7	$1.0	$0.1	+$0.6
Loss from operations	$(6.7)	$(2.9)	$(2.5)	$(4.1)
Adjusted EBITDA*	$(5.4)	$(1.8)	$(2.0)	$(3.4)

GRE International – KPIs and take-aways:

●	GRE International’s customer base at March 31, 2021 increased to 103,000 RCEs from 72,000 RCEs and to 199,000 meters from 148,000 meters a year earlier led by growth in Scandinavia and the U.K.

●	Revenue increased to $42.2 million compared to $7.0 million in 1Q20 primarily reflecting the consolidation of Orbit Energy during 4Q20 as well as the significant growth of GRE International’s customer base. On a pro forma basis***, inclusive of Orbit Energy’s revenue, GRE International’s revenue was $26.6 million in 1Q20.

●	Loss from operations increased to $6.7 million from $2.5 million in 1Q20 primarily impacted by a severe weather induced spike in wholesale electricity rates which increased Genie Japan’s supply cost by approximately $2.5 million. On a pro forma basis***, inclusive of Orbit Energy’s loss from operations, GRE International’s loss from operations was $5.5 million in 1Q20.

***	Pro forma results for 1Q20 are non-GAAP measures intended to provide useful information that supplement the core operating results in accordance with GAAP of the relevant segment. Please refer to the ‘Reconciliation of Non-GAAP Financial Measures’ at the end of this release for an explanation of the pro forma results as well as for reconciliations to their most directly comparable GAAP measures.

Genie Renewables

Genie Renewables (formerly Genie Energy Services) comprises Genie Solar, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions.

●	Revenue decreased to $2.5 million from $18.0 million in 1Q20. 1Q20 results were dominated by high revenue, low margin Prism Solar panel deliveries.

●	Gross margin increased to 44.9% compared to 8.9% in 1Q20. The increase reflects ongoing diversification to higher margin solar solutions.

●	Income from operations increased to $0.6 million compared to $0.3 million in 1Q20.

Corporate

●	Corporate loss from operations was $1.7 million compared to a loss of $1.6 million in 1Q20.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At March 31, 2021, Genie Energy had $191.3 million in total assets, including $41.7 million in cash, restricted cash and marketable equity securities. Liabilities totaled $107.8 million and working capital (current assets less current liabilities) totaled $35.4 million. Non-current liabilities were $3.5 million.

Cash used in operating activities in 1Q21 was $10.0 million compared to $2.7 million in 1Q20. The increase was driven by the weather events in Texas and Japan.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern today, May 6, 2021, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial 1-800-945-8198 (toll-free from the US) or 1-212-231-2934 (international) and request the Genie Energy conference call.

Approximately three hours after the call, a call replay will be accessible by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing the replay PIN: 21993711. The replay will remain available through May 13, 2021. A recording of the call - in MP3 format – also will be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Renewables division comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions.. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$24,371	$36,913
Restricted cash—short-term	6,827	6,271
Marketable equity securities	10,455	5,089
Trade accounts receivable, net of allowance for doubtful accounts of $9,891 and $8,793 at March 31, 2021 and December 31, 2020, respectively	67,691	60,778
Inventory	19,020	16,930
Prepaid expenses	5,707	4,633
Other current assets	5,724	3,206
Total current assets	139,795	133,820
Property and equipment, net	226	259
Goodwill	25,977	25,929
Other intangibles, net	10,059	11,645
Deferred income tax assets, net	4,652	4,882
Other assets	10,548	10,804
Total assets	$191,257	$187,339
Liabilities and equity
Current liabilities:
Loan payable	$—	$1,453
Trade accounts payable	42,016	43,005
Accrued expenses	50,654	42,762
Contract liability	3,758	5,609
Income taxes payable	2,103	1,893
Due to IDT Corporation, net	188	257
Other current liabilities	5,662	2,494
Total current liabilities	104,381	97,473
Other liabilities	3,452	3,787
Total liabilities	107,833	101,260
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2021 and December 31, 2020	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2021 and December 31, 2020	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 26,106 and 25,966 shares issued and 24,786 and 24,646 shares outstanding at March 31, 2021 and December 31, 2020, respectively	261	260
Additional paid-in capital	141,496	140,746
Treasury stock, at cost, consisting of 1,320 shares of Class B common stock at March 31, 2021 and December 31, 2020	(9,839)	(9,839)
Accumulated other comprehensive income	3,255	3,827
Accumulated deficit	(59,014)	(56,658)
Total Genie Energy Ltd. stockholders’ equity	95,918	98,095
Noncontrolling interests	(12,494)	(12,016)
Total equity	83,424	86,079
Total liabilities and equity	$191,257	$187,339

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per share data)
Revenues:
Electricity	$103,671	$69,972
Natural gas	29,072	16,070
Other	2,598	18,009
Total revenues	135,341	104,051
Cost of revenues	117,812	75,146
Gross profit	17,529	28,905
Operating expenses and losses:
Selling, general and administrative (i)	24,104	19,499
Impairment of assets	—	192
(Loss) Income from operations	(6,575)	9,214
Interest income	84	128
Interest expense	(182)	(123)
Equity in the net income (loss) in equity method investees, net	110	(379)
Unrealized gain on marketable equity securities and investments	4,107	—
Other income, net	297	150
(Loss) Income before income taxes	(2,159)	8,990
Provision for income taxes	(535)	(2,569)
Net (loss) income	(2,694)	6,421
Net (loss) income attributable to noncontrolling interests	(708)	589
Net (loss) income attributable to Genie Energy Ltd.	(1,986)	5,832
Dividends on preferred stock	(370)	(370)
Net (loss) income attributable to Genie Energy Ltd. common stockholders	$(2,356)	$5,462

(Loss) Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.09)	$0.21
Diluted	$(0.09)	$0.20
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	26,004	26,108
Diluted	26,004	26,749

Dividends declared per common share	$—	$0.075
(i) Stock-based compensation included in selling, general and administrative expenses	$589	$483

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Operating activities
Net (loss) income	$(2,694)	$6,421
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,331	826
Impairment of assets	—	192
Deferred income taxes	230	2,353
Provision for doubtful accounts receivable	1,126	608
Unrealized gain marketable equity securities and investment	(4,107)	—
Stock-based compensation	589	483
Equity in the net (income) loss in equity method investees	(110)	379
Gain on deconsolidation of subsidiaries	—	(98)
Change in assets and liabilities:
Trade accounts receivable	(9,904)	3,719
Inventory	(2,090)	(1,429)
Prepaid expenses	(1,380)	(1,356)
Other current assets and other assets	888	(8,473)
Trade accounts payable, accrued expenses and other current liabilities	7,885	3,344
Contract liability	(1,859)	(9,648)
Due to IDT Corporation	(68)	(244)
Income taxes payable	210	206
Net cash used in operating activities	(9,953)	(2,717)
Investing activities
Capital expenditures	(20)	(5)
Purchase of marketable equity securities	(1,000)	—
Repayment of notes receivable	13	—
Net cash used in investing activities	(1,007)	(5)
Financing activities
Dividends paid	(370)	(370)
Proceeds from revolving line of credit	—	1,000
Purchases of Class B common stock	—	(88)
Repayment of notes payable	—	(9)
Net cash (used in) provided by used in financing activities	(370)	533
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(69)	23
Net increase in cash, cash equivalents, and restricted cash, including cash balances classified as held for sale	(11,399)	(2,166)
Less: Cash balances classified as held for sale	(587)	—
Net decrease in cash, cash equivalents, and restricted cash	(11,986)	(2,166)
Cash, cash equivalents, and restricted cash at beginning of period	43,184	38,554
Cash, cash equivalents, and restricted cash at end of period	$31,198	$36,388

Reconciliation of Non-GAAP Financial Measures for the First Quarter 2021

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy \disclosed for the first quarter 2021, as well as for comparable periods, Adjusted EBITDA on a consolidated basis and for all segments. In addition, Genie Energy provided pro forma revenue and income (loss) from operations for its Genie Retail Energy International (GRE International) segment for the first quarter of 2020. Adjusted EBITDA and pro forma revenue and income (loss) from operations are non-GAAP measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measures of pro forma results consist of the corresponding GAAP metric with the addition of the corresponding results for Orbit Energy, the company’s subsidiary and former joint venture operating in the United Kingdom. GAAP results for Orbit Energy were accounted for under the equity method of accounting prior to Genie Energy’s purchase of the outstanding interest in Orbit Energy on October 8, 2020. Under this method, Genie Energy recorded its share in the net income or loss of the venture. Therefore, revenue generated, expenses incurred and income (loss) from operations were not reflected in Genie Energy’s consolidated revenue and expenses (although Orbit Energy’s customers were and are included in metrics regarding our customer base). Pro forma results were calculated by adding the result for Orbit Energy to its corresponding GAAP result. Pro forma results are provided for the first quarter 2020 to supplement the following results: revenue of the Genie Retail Energy International segment and loss from operations for the Genie Retail Energy International segment.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization, stock-based compensation and impairment of goodwill and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s pro forma results and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses the pro forma results and Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision making.

Pro forma revenue and pro forma income (loss) from operations are used specifically to evaluate the performance of its GRE International division. Management also used Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of these non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

The pro forma results facilitate evaluation of the results of GRE International as if the results of its U.K joint venture, Orbit Energy, had been fully consolidated in the first quarter of 2020, which provides useful comparative information regarding the size, growth and financial performance of GRE International businesses in aggregate. In contrast, GAAP results for the first quarter of 2020 only included the company’s equity in the results of the operations of its U.K. venture.

Management refers to pro forma results and Adjusted EBITDA, as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy's continuing operations.

Pro forma revenue and pro forma income (loss) from operations as well as Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of pro forma revenue, pro forma income (loss) from operations and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following are the reconciliations of GRE International’s pro forma results and Adjusted EBITDA to its most directly comparable GAAP measure. Pro forma revenue for the GRE International segment is reconciled to the segment’s revenue, and GRE International’s pro forma loss from operations is reconciled to the segment’s loss from operation. Adjusted EBITDA is reconciled to income from operations for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

Reconciliation of pro forma GRE International revenue and loss from operations

1Q20
GREI segement revenue	$7.0
plus Orbit revenue	$19.6
Pro forma GREI segment revenue	$26.6

GREI segement loss from operations	$(2.5)
plus Orbit energy loss from operations	$(3.0)
Pro forma GREI segment loss from operations	$(5.5)

Reconciliation of Adjusted EBITDA

	Total	GRE	Genie Renewables	GREI	CORP
Three months ended March 31, 2021 (1Q21)
Net loss attributable to Genie Energy Limited	$(1,986)
Net income attributable to non-controlling interests	(708)
Net income	$(2,694)
Provision for income taxes	535
Unrealized gain on marketable equity securities and investments	(4,107)
Other income, net	(297)
Interest income	(84)
Interest Expense	182
Equity in the net income of equity method investees	(110)
Income from operations	$(6,575)	$1,204	$559	$(6,660)	$(1,678)
Add:
Stock-based compensation	589	162	—	32	395
Depreciation and amortization	1,331	118	12	1,202	0
Impairment	—	—	—	—	—
Subtract:
Equity in the net income of equity method investees	(110)	—	—	—	(110)
Adjusted EBITDA	$(4,544)	$1,483	$571	$(5,427)	$(1,172)

	Total	GRE	Genie Renewables	GREI	CORP
Three months ended December 31, 2020 (4Q20)
Net income attributable to Genie Energy Limited	$(1,369)
Net income attributable to non-controlling interests	3,425
Net income	$2,056
Provision for income taxes	2,752
Gain on acquisition of a subsidiary	(5,473)
Other income, net	(251)
Interest income	(59)
Interest expense	139
Equity in the net loss of equity method investees	(255)
Income from operations	$(1,092)	$5,306	$(1,187)	$(2,931)	$(2,280)
Add:
Stock-based compensation	(203)	(40)	—	42	(205)
Depreciation and amortization	1,329	118	11	1,138	62
Impairment	404	—	404	—	—
Subtract:
Equity in the net loss (income) of equity method investees	(255)	—	—	—	(255)
Adjusted EBITDA	$693	$5,384	$(772)	$(1,751)	$(2,168)

	Total	GRE	Genie Renewables	GREI	CORP
Three months ended March 31, 2020 (1Q20)
Net income attributable to Genie Energy Limited	$5,832
Net income attributable to non-controlling interests	589
Net income	$6,421
Provision for income taxes	2,569
Other income, net	(150)
Interest income	123
Interest expense	(128)
Equity in the net loss of equity method investees	379
Income from operations	$9,214	$13,017	$342	$(2,520)	$(1,625)
Add:
Stock-based compensation	483	156	—	37	290
Depreciation and amortization	826	112	208	490	16
Impairment	192	—	192	—	—
Subtract:
Equity in the net loss (income) of equity method investees	379	—	—	—	379
Adjusted EBITDA	$10,336	$13,285	$742	$(1,993)	$(1,698)

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